AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 29, 1998
                              REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------

                                    FORM S-6

                    For Registration Under the Securities Act of 1933 of Securities of Unit Investment
                        Trusts Registered on Form N-8B-2

                             ----------------------

A.    EXACT NAME OF TRUST:   Empire State Municipal Exempt Trust, Guaranteed Series 142

B.    NAME OF DEPOSITORS:                         Glickenhaus & Co.
                                                Lebenthal & Co., Inc.

C.    COMPLETE ADDRESS OF DEPOSITORS' PRINCIPAL EXECUTIVE OFFICES:
           Glickenhaus & Co.                                                Lebenthal & Co., Inc.
           6 East 43rd Street                                               120 Broadway
           New York, New York 10017                                         New York, New York 10271

D.    NAME AND COMPLETE ADDRESS OF AGENT FOR SERVICE:
                                                                                                        COPY OF COMMENTS TO:
           SETH M. GLICKENHAUS                                JAMES A. LEBENTHAL                        MICHAEL R. ROSELLA, Esq.
           Glickenhaus & Co.                                  Lebenthal & Co., Inc.                     Battle Fowler LLP
           6 East 43rd Street                                 120 Broadway                              75 East 55th Street
           New York, New York 10017                           New York, New York 10271                  New York, New York 10022
                                                                                                        (212) 856-6858

E.    TITLE AND AMOUNT OF SECURITIES BEING REGISTERED:

                               An indefinite number of Units of beneficial interest pursuant to Rule 24f-2 promulgated under the Investment Company Act of 1940, as amended
F.    PROPOSED MAXIMUM AGGREGATE  OFFERING PRICE TO THE PUBLIC OF THE SECURITIES
      BEING REGISTERED:
                                   Indefinite

G.    AMOUNT OF FILING FEE (computed at one-thirty-third of 1 percent of the proposed maximum aggregate offering price to the public):
                             No filing fee required

H.    APPROXIMATE DATE OF PROPOSED PUBLIC OFFERING:
           As soon as practicable  after the effective date of the  Registration
Statement.

/   /  Check  if  it  is  proposed  that  this  filing  will  become   effective
immediately upon filing pursuant to Rule 487.


================================================================================

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY THE EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON THE DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

317723.1

                              SUBJECT TO COMPLETION
                            ISSUE DATE: MAY 29, 1998

                       EMPIRE STATE MUNICIPAL EXEMPT TRUST
                              GUARANTEED SERIES 142

      A final prospectus for a prior Guaranteed Series of Empire State Municipal Exempt Trust is hereby incorporated by reference used as a preliminary prospectus for Guaranteed Series 142. Except as noted below the narrative information and structure of the final prospectus for this Series will be substantially the same as that of the attached final prospectus. Information with respect to pricing, the number of Units, dates and summary information regarding the characteristics of securities to be deposited in this Series is not now available and will be different because each Series has a unique portfolio. Accordingly, the information contained herein with regard to the previous Series should be considered as being included for informational purposes only. Ratings of the securities in this Series are expected to be comparable to those of the securities deposited in the previous Series. However, the estimated current return and estimated long term return for this Series will depend on the interest rates and offering prices of the securities in this Series and may vary materially from that of the previous Series. Investors should contact account executives of the underwriters who will be informed of the expected effective date of this Series and who will be supplied with complete information with respect to such Series on the day of and immediately prior to the effectiveness of the registration statement relating to Units of this Series.

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


317723.1

           PART II--ADDITIONAL INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM A--BONDING ARRANGEMENTS

                  The employees of Glickenhaus & Co. and Lebenthal & Co., Inc. are covered under Brokers' Blanket Policy, Standard Form 14, in the respective amounts of $5,000,000 and $10,000,000.

ITEM B--CONTENTS OF REGISTRATION STATEMENT

               This Registration Statement on Form S-6 comprises the following papers and documents: The facing sheet on Form S-6.
                     The Cross-Reference Sheet (incorporated by reference to the Cross-Reference Sheet to the Form S-6 Registration Statement of Empire State Municipal Exempt Trust Guaranteed Series 133).
                     The Prospectus consisting of      pages.
                     Undertakings.
                     Signatures.
                     Listed below are the names and registration numbers of previous series of Empire State Municipal Exempt Trust, the final prospectus of which, if properly supplemented, might be used as a preliminary prospectus for Empire State Municipal Exempt Trust Guaranteed Series 142. These final prospectuses are incorporated herein by reference:

                       Empire State Municipal Exempt Trust, Guaranteed Series 139 (Registration No. 333-42453)

                       Empire State Municipal Exempt Trust, Guaranteed Series 140 (Registration No. 333-42455)

                     Written consents of the following  persons:  *Battle Fowler
                         LLP (included in Exhibit 99..3.1) *BDO Seidman, LLP *Muller Data Corporation (included in Exhibit 99.5.1)

    The following exhibits:

              *99.1.1       --  Reference  Trust  Agreement   including  certain
                            Amendments to the Trust Indenture and Agreement referred to under Exhibit 99.1.1.1 below.

              9.1.1.1 -- Trust Indenture and Agreement dated December 18, 1990.

              99.1.3 -- Form of Agreement Among Underwriters and Selected Dealers Agreement (filed as Exhibit 1.8 to Amendment No. 1 to Form S-6 Registration Statement No. 33-28268 of Empire State Municipal Exempt Trust, Guaranteed Series 49 on July 18, 1989, and incorporated herein by reference).

              99.1.6 -- Restated Agreement of Limited Partnership of Glickenhaus & Co. dated September 1, 1983.

              99.1.6(a)     --  Agreement  of  Amendment  to Restated
                            Agreement of Limited  Partnership  of  Glickenhaus &
                            Co. dated January 24, 1984

              99.1.6(b)     --  Certificate  of Amendment to Restated
                            Agreement of Limited  Partnership  of  Glickenhaus &
                            Co. dated January 24, 1984.

              99.1.6(c)     --  Agreement  of  Amendment  to Restated
                            Agreement of Limited  Partnership  of  Glickenhaus &
                            Co. dated September 1, 1983.

              9.1.6(d)      --  Agreement  of  Amendment  to  Restated
                            Agreement of Limited Partnership of Glickenhaus & Co. dated February 12, 1986.

--------
*             To be filed by amendment.

+ Filed with Amendment No. 1 to Form S-6 Registration Statement No. 333-17307 of Empire State Municipal Exempt Trust, Guaranteed Series 134 on April 2, 1997 and incorporated herein by reference.

                                      II-i
317723.1

              99.1.6(e)     --  Agreement  of  Amendment  to Restated
                            Agreement of Limited  Partnership  of  Glickenhaus &
                            Co. (filed dated January 19, 1992.

              99.1.6(f)     -- Agreement  of Amendment to Restated  Agreement of
                            Limited  Partnership  of Glickenhaus & Co. (filed as
                            Exhibit  1.3(e)  to  Amendment  No.  1 to  Form  S-6
                            Registration Statement No. 33-78036 of MINT Group 11
                            on  May  3,  1994,   and   incorporated   herein  by
                            reference).

              99.1.6.1      --   Certificate   of   Incorporation   of
                            Lebenthal  & Co.,  Inc.  as amended  on October  23,
                            1981.

              99.1.6.2      -- By-Laws of Lebenthal & Co., Inc.

              *99.1.7       -- Form of Insurance Policy obtained by the Trust.

              99.1.7(a)     --  Master  Letter   Agreement  of  Municipal   Bond
                            Investors  Assurance  Corporation  (filed as Exhibit
                            1.7(a) to Amendment  No. 1 to Form S-6  Registration
                            Statement  No.  33-35124 of Empire  State  Municipal
                            Exempt Trust, Guaranteed Series 59 on July 1, 1990, and incorporated herein by reference).

              99.1.7(b)     -- Form of Permanent  Insurance  Policy of Municipal
                            Bond  Investors  Assurance   Corporation  (filed  as
                            Exhibit  1.7.1  to  Amendment  No.  1  to  Form  S-6
                            Registration  Statement No. 33-10860 of Empire State
                            Municipal Exempt Trust, Guaranteed Series 31 on June
                            10, 1987, and incorporated herein by reference).

              99.2.1        -- Form of Certificate.

             *99.3.1 -- Opinion of Battle Fowler LLP as to the legality of the securities being registered.

              99.4.1        --  Information  as to Partners of Glickenhaus & Co.
                            (filed as Exhibit 4.1 to Amendment No. 1 to Form S-6 Registration Statement No. 33-26577 of Empire State Municipal Exempt Trust, Guaranteed Series 46 on April 19, 1989, and incorporated herein by reference).

              99.4.2        --  Information  as to Officers and Directors
                            of Lebenthal & Co., Inc. (filed as Exhibit 4.2 to Amendment No. 1 to Form S-6 Registration Statement No. 33-22568 of Empire State Municipal Exempt Trust, Guaranteed Series 39 on August 9, 1988, and incorporated herein by reference).

              99.4.3 -- Affiliations of Sponsors with other investment companies (filed as Exhibit 4.6 to Amendment No. 1 to Form S-6 Registration Statement No. 2-95041 of Municipal Insured National Trust Series 1 on March 21, 1985, and incorporated herein by reference).

              99.4.4 -- Stockbrokers' Bond and Policy, Form B for Glickenhaus & Co. (filed as Exhibit 4.7 to Form S-6 Registration Statement No. 2-95041 of Municipal Insured National Trust Series 1 on December 21, 1984, and incorporated herein by reference).

              99.4.5        --   Stockbrokers'   Blanket   Bond  Policy,
                            Standard Form No. 14 for Lebenthal & Co., Inc. dated April 5, 1983.

             *99.5.1 -- Consent To Be Evaluator of Muller Data Corporation and Affirmation Letter of Standard & Poor's Corporation.

             *99.5.2        -- Affirmation Letter of Moody's Investors Service.

              99.6.1 -- Copies of Powers of Attorney of General Partners of Glickenhaus & Co. (Filed with Amendment No. 1 to Form S-6 Registration Statement No. 333-17307 of Empire State Municipal Exempt Trust Guaranteed Series 134 on April 2, 1997 and with Post-Effective Amendment No. 7 to Form S-6 Registration Statement No. 33- 40723 of Empire State Municipal Exempt Trust Guaranteed Series 77 on November 25, 1997, and incorporated herein by reference).


 --------
*   To be filed by amendment.

+ Filed with Amendment No. 1 to Form S-6 Registration Statement No. 333-17307 of Empire State Municipal Exempt Trust, Guaranteed Series 134 on April 2, 1997 and incorporated herein by reference.

                                      II-ii
317723.1

             .6.2     -- Copies of Powers of Attorney of  Directors  and
                         certain  officers of  Lebenthal & Co.,  Inc.  (filed as
                         Exhibit 6.2 to Amendment No. 1 to Form S-6 Registration Statement No. 33-55385 of Empire State Municipal Exempt Trust, Guaranteed Series 109 on November 2, 1994, and as Exhibit 6.2 to Amendment No. 1 to Registration Statement No. 333-42455 on May 18, 1998, and incorporated herein by reference).

              *27        -- Financial Data Schedule

--------
*             To be filed by amendment.

                                     II-iii
317723.1

                           UNDERTAKING TO FILE REPORTS

              Subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, the undersigned registrant hereby undertakes to file with the Securities and Exchange Commission such supplementary and periodic information, documents, and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred in that section.

                                   SIGNATURES

              Pursuant to the  requirements  of the  Securities Act of 1933, the registrant, Empire State Municipal Exempt Trust, Guaranteed Series 142 has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of New York and State of New York on the 29th day of May, 1998.

                  EMPIRE STATE MUNICIPAL EXEMPT TRUST,
                  GUARANTEED SERIES 142

                  By:                   GLICKENHAUS & CO.
                        --------------------------------------------------------
                                              (Sponsor)

                  By:                  /s/ MICHAEL J. LYNCH
                        --------------------------------------------------------
                                 (Michael J. Lynch, Attorney-in-Fact)

               Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

NAME                               TITLE                             DATE

     ALFRED FEINMAN*                General Partner
-----------------------------------
     (Alfred Feinman)

     JAMES M. GLICKENHAUS*         General Partner
-----------------------------------
     (James M. Glickenhaus)

     SETH M. GLICKENHAUS*           General Partner, Chief
----------------------------------- Investment Officer
     (Seth M. Glickenhaus)


*By:  /s/ MICHAEL J. LYNCH                                         May 29, 1998
-----------------------------------
      (Michael J. Lynch, Attorney-in-Fact)

--------
* Executed copies of powers of attorney were filed as Exhibit 6.1 to Registration Statement No. 333-13707 on April 2, 1997 and Post-Effective Amendment No. 7 to Registration Statement No. 33-40723 on November 25, 1997.

                                      II-iv
317723.1

                           UNDERTAKING TO FILE REPORTS

              Subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, the undersigned registrant hereby undertakes to file with the Securities and Exchange Commission such supplementary and periodic information, documents, and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred in that section.


                                   SIGNATURES

              Pursuant to the requirements of the Securities Act of 1933, the registrant, Empire State Municipal Exempt Trust, Guaranteed Series 142 has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of New York and State of New York on the 29th day of May, 1998.

                      EMPIRE STATE MUNICIPAL EXEMPT TRUST,
                      GUARANTEED SERIES 142

                     By:                     LEBENTHAL & CO., INC.
                        --------------------------------------------------------
                                                       (Sponsor)


                     By:                  /s/ D. WARREN KAUFMAN
                        --------------------------------------------------------
                                          (D. Warren Kaufman, Attorney-in-Fact)

            Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

NAME                                           TITLE                       DATE

      H. GERARD BISSINGER, II*                 Director
-----------------------------------
         (H. Gerard Bissinger, II)

          JEFFREY M. JAMES*                    Director
-----------------------------------
            (Jeffrey M. James)

      /s/ D. WARREN KAUFMAN*                   Director             May 29, 1998
-----------------------------------
          (D. Warren Kaufman)

       ALEXANDRA LEBENTHAL*                    Director, President
-----------------------------------
          (Alexandra Lebenthal)

          JAMES A. LEBENTHAL*                  Director, Chief Executive Officer
-----------------------------------
              (James A. Lebenthal)

          JAMES E. McGRATH*                    Director
-----------------------------------
            (James E. McGrath)

            DUNCAN K. SMITH*                   Director
-----------------------------------
               (Duncan K. Smith)

*By:  /s/ D. WARREN KAUFMAN                                       May 29, 1998
-----------------------------------
     (D. Warren Kaufman, Attorney-In-Fact)

--------
* Executed copies of the powers of attorney were filed as Exhibit 6.2 to Amendment No. 1 to Registration Statement No. 33- 55385 on November 2, 1994 and as Exhibit 6.2 to Amendment No. 1 to Registration Statement No. 333-42455 on May 18, 1998.

                                      II-v
317723.1